Alliqua BioMedical, Inc. to Acquire Celleration, Inc.

Expands Proprietary Product Portfolio and Salesforce in the Advanced Wound Care Market

LANGHORNE, PA – February 2, 2015 -- Alliqua BioMedical, Inc. (NASDAQ:ALQA) (“Alliqua” or “the Company”), a provider of advanced wound care products, today announced that it has signed a definitive agreement to acquire Celleration, Inc. (“Celleration”) for an initial purchase price of approximately $30.4 million, which is comprised of both cash and stock. The merger agreement provides for additional contingent payments in stock and cash, under certain circumstances, if stated revenue thresholds are reached over the next two years ending December 31, 2016 or if certain milestones are satisfied in connection with product sales in the U.K.

Celleration is a privately held medical device company, based in Eden Prairie, Minnesota, which is focused on developing and commercializing the MIST Therapy® therapeutic ultrasound platform for the treatment of acute and chronic wounds. Celleration’s MIST Therapy System is an FDA 510(k) cleared device that uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed in order to promote the healing process. Celleration generated total revenue of approximately $8.7 million during its fiscal year ended December 31, 2014. Since Celleration’s MIST Therapy System was commercialized in 2005, MIST therapy has been performed more than 1.2 million times on over 85,000 patients in the U.S. and the U.K.

Celleration’s MIST Therapy System is supported by extensive clinical study data which has been produced in the past several years showing that MIST Therapy positively impacts critical aspects of the wound healing process. Most recently, in a prospective, randomized controlled trial conducted in 22 U.S. outpatient healthcare facilities and published in the January 2015 edition of Ostomy & Wound Management[1], MIST therapy demonstrated a statistically significant improvement in the healing rate over the standard of care treatment for venous leg ulcers. It is with this body of clinical data that the Mist Therapy was given a new reimbursement payment for outpatient services that became effective January 1, 2015, and we believe now more effectively reflects both the clinical efficacy and the economic benefits of the technology.

“Celleration’s innovative MIST therapy technology is positioned perfectly within Alliqua's business model,” said David Johnson, Chief Executive Officer of Alliqua. “MIST therapy is a differentiated wound care treatment which is supported by a breadth of data that demonstrates its clinical efficacy and strong economic value proposition. Celleration’s therapeutic devices, MIST and UltraMIST™, are FDA 510(k) cleared, receive favorable reimbursement and carry a high-margin profile.

“Likewise, Celleration’s focus on developing novel approaches for the treatment of wounds aligns exceptionally well with our vision of building a suite of advanced wound care solutions,” continued David Johnson. In addition to the differentiated product offering, we were attracted to Celleration’s leadership role in advancing the science and practice of wound healing in working with medical professionals and providers, which, we believe, has helped the Company earn the favorable reimbursement decision in recent months. Further, this transaction will nearly double our sales force and we look forward to incremental improvements in sales force productivity as we begin marketing the combined company’s suite of proprietary products. Finally, we are very pleased to welcome Mark Wagner, Celleration’s President and CEO, who will be joining our Board of Directors upon the closing of the transaction.”

[1] http://www.o-wm.com/article/prospective-randomized-controlled-trial-comparing-effects-noncontact-low-frequency

“This transaction presents an exciting opportunity for the two companies and their employees, who will be able to market a broader portfolio of treatments to a combined customer base and a common call point,” commented Mark Wagner, Celleration’s President and CEO. “With an impressive product portfolio and sales infrastructure, the combined company will be well-positioned to capitalize on the large and rapidly growing market for advanced wound care treatments. Both companies believe strongly in Evidence Based Medicine and delivering products that accelerate healing and minimize retreatment rates which, most importantly, benefits patients, payers and providers.”

Cowen and Company, LLC served as the Alliqua’s exclusive financial advisor in connection with this transaction.

Financing

Alliqua has entered into a commitment letter for a Senior Secured Term Loan with Perceptive Advisors in the principal amount of $15.5 million in order to finance the initial cash purchase price.

Further details of the acquisition and commitment letter can be found in Alliqua's Form 8-K that will be filed with the SEC.

Terms and Approvals

The transaction is expected to close in the second quarter of 2015 and is subject to customary closing conditions, including Alliqua shareholder approval.

Conference Call

Alliqua will host a conference call for analysts and investors tomorrow Tuesday, February 3, 2015 beginning at 8:00 a.m. ET to discuss the Celleration transaction. Individuals interested in listening to the conference call may dial 888-337-8198 for domestic callers or 719-325-2469 for international callers and provide access code 2955591. A replay of the call will be available for 14 days and can be accessed by dialing 888-203-1112 for domestic callers or 719-457-0820 for international callers.

The conference call will also be available via a webcast on the "Investors Relations" section of the Company's Web site at: http://ir.alliqua.com/.

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of hydrogel products for wound care under the SilverSeal® and Hydress® brands, as well as the Sorbion sachet S® and Sorbion sana® wound care products, and its TheraBond® 3D advanced dressing which incorporates the TheraBond® 3D Antimicrobial Barrier Systems technology. It also markets the advanced wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its proprietary hydrogel technology. Alliqua's electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

About Celleration, Inc.:

Celleration, Inc. is a privately held medical device company. Celleration develops and markets a proprietary technology that has been proven to accelerate healing in wounds by delivering therapeutic, low frequency ultrasound without direct contact of the delivery device to the wound surface. Celleration’s core product, the MIST Therapy System, has been clinically shown to positively impact all critical aspects of the wound healing process providing clinical and economic benefits to institutions treating nonresponding wounds. MIST therapy has been performed more than 1.2 million times on over 85,000 patients. There are 16 peer reviewed published articles, including five Randomized Controlled Trials and one Meta-analysis, documenting the clinical outcomes of MIST.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K filed with the SEC on March 24, 2014, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com